EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

China Liberal Education Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.001 per share	-	-	-	-	-	-
	Debt	Debt Securities	-	-	-	-	-	-
	Other	Warrants	-	-	-	-	-	-
	Other	Rights	-	-	-	-	-	-
	Other	Units	-	-	-	-	-	-
	Unallocated (Universal) Shelf	-	457(o)	(1)	(2)	$100,000,000	0.0001102	$11,020
	Equity	Ordinary Shares, par value US$0.001 per share	457(c)	1,622,017	$1.37 (4)	$2,222,163.29	0.0001102	$244.88
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$102,222,163.29		$11,264.88
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$11,264.88

(1)

The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $100,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($1.40) and low ($1.37) prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on July 10, 2023, which is a date within five (5) business days prior to the filing date of this registration statement.